Exhibit 99

PRESS RELEASE	For Immediate Release
MGM MIRAGE ELECTS BURTON COHEN
TO THE BOARD OF DIRECTORS
Las Vegas, April 14, 2010 - MGM MIRAGE (NYSE: MGM) today announced that Burton Cohen has accepted an invitation to join the Company’s Board of Directors. He was elected to his new post by the Board during a meeting yesterday.
“We are deeply honored that Burton Cohen, a man with such a tremendous range of resort experience and knowledge, has accepted an invitation to join the MGM MIRAGE Board of Directors,” said James J. Murren, MGM MIRAGE Chairman and Chief Executive Officer. “We extend a warm welcome to Mr. Cohen, and we look forward to his guidance and leadership.”
An attorney and retired resort executive, Mr. Cohen served in many prominent positions spanning his 30-year career in Las Vegas.
His early accomplishments included serving as co-owner and general manager of the Frontier Hotel & Casino. Following a move to the Desert Inn, Mr. Cohen went on to help developer Jay Sarno open Circus Circus. He was later executive vice president of Flamingo Hotel Casino, and then president of Flamingo Hilton after the Hilton Corporation acquired the property in 1971. Caesars World named Mr. Cohen vice president at Caesars Palace and a member of the board of directors of Desert Palace, then the operating company of Caesars Palace.
In 1978, Mr. Cohen became the first president and general manager of the Desert Inn & Country Club under Summa Corporation. The resort achieved national fame via the television show “Vega$”, which was filmed at the DI with Mr. Cohen’s active support.
Mr. Cohen took on a major challenge in the reorganization of the financial structure of the Dunes Hotel & Country Club in 1986. A prior offer for purchase of the historic hotel was made for $80 million. When the Dunes eventually sold it in 1987, Mr. Cohen’s leadership had increased the purchase price to $157 million. In 1992, Mr. Cohen returned to the Desert Inn Hotel & Country Club as president and CEO. He stayed on as president and managing director when the property was sold to ITT Sheraton Corporation.
Mr. Cohen retired in 1995, and the same year was elected to the American Gaming Association’s Hall of Fame.
Mr. Cohen is an active member of the Las Vegas community. He has served on the board of the Southern Nevada Drug Abuse Council, led a successful Las Vegas Valley United Way campaign, and served on the boards of the Boys’ Club of Clark County and the Nevada division of the American Cancer Society. He has been an active member in the Anti-Defamation League and is currently Chairman of the Board of Trustees of Sunrise Hospital in Las Vegas.
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MGM MIRAGE (NYSE: MGM), one of the world’s leading and most respected companies with significant holdings in gaming, hospitality and entertainment, owns and operates 15 properties located in Nevada, Mississippi and Michigan, and has 50% investments in four other properties in Nevada, Illinois and Macau. The Company also holds the sole economic interest in a trust that owns 50% of Borgata Hotel Casino & Spa in Atlantic City. CityCenter, an unprecedented urban resort destination on the Las Vegas Strip featuring its centerpiece ARIA Resort & Casino, is a joint venture between MGM MIRAGE and Infinity World Development Corp, a subsidiary of Dubai World. Other major holdings include Bellagio, MGM Grand, The Mirage, Mandalay Bay, Luxor, New York-New York, Monte Carlo, Excalibur, and Circus Circus. MGM MIRAGE Hospitality has entered into management agreements for casino and non-casino resorts throughout the world. MGM MIRAGE supports responsible gaming and has implemented the American

Gaming Association’s Code of Conduct for Responsible Gaming at its properties. MGM MIRAGE has received numerous awards and recognitions for its industry-leading Diversity Initiative, its community philanthropy programs and the Company’s commitment to sustainable development and operations. For more information about MGM MIRAGE, please visit the Company’s Web site at http://www.mgmmirage.com.
Statements in this release which are not historical facts are “forward looking” statements and “safe harbor statements” under the US Private Securities Litigation Reform Act of 1995 that involve risks and/or uncertainties, including risks and/or uncertainties as described in the Company’s public filings with the Securities and Exchange Commission.

CONTACTS:
Investment Community	Media
DANIEL FOLEY	ALAN M. FELDMAN
MGM MIRAGE	MGM MIRAGE
Executive Director of Investor Relations	Senior Vice President of Public Affairs
(702) 693-8211	(702) 650-6947 OR afeldman@mirage.com
MGM MIRAGE • 3600 LAS VEGAS BLVD SOUTH • LAS VEGAS, NV 89109 • PH: 702.693.8077 • FX: 702.693.8626 • WWW.MGMMIRAGE.COM